Exhibit 99.21

Rituximab But Not GA101 Is Partially Antagonistic With Inhibitors Of The B-Cell Receptor Pathway In Diffuse Large B-Cell Lymphoma

Anna-Katharina Zoellner1*, Nico Peter2*, Grit Hutter2*, Yvonne Zimmermann2*, Wolfgang Hiddemann, MD1,2 and Martin Dreyling1,2

1Department of Internal Medicine III, University Hospital Munich-Großhadern, Munich, Germany

2Clinical Cooperative Group Leukemia, Helmholtz Center Munich, Munich, Germany

Introduction:

Anthracyclin-containing immuno-chemotherapy represents the current standard approach in diffuse large cell B cell lymphoma (DLBCL). However, especially in ABC lymphoma new therapeutic approaches are warranted. Small molecule inhibitors of the B- cell receptor pathway have recently achieved high response rates in several lymphoma subtypes. Since rituximab has been previously described to influence the PI3K- AKT pathway, we investigated the impact of rituximab as well as the novel glycoengineered type II anti-CD20 antibody GA101 (obinutuzumab) in combination with the PI3K- delta inhibitor idelalisib and BTK inhibitor ibrutinib.

Methods:

Established DLBCL ABC (U2932, OCI-Ly10, OCI-Ly3, HBL-1) and GCB (HT, WILL-2, SU-DHL-5, SU-DHL-4, ULA) cell lines were cultivated under standard conditions and exposed to previously determined doses of compounds (rituximab [R]: 1 µg/ml, GA101 [G]: 1 µg/ml, idelalisib [ID]: 5 µM, ibrutinib [I]: 5 nM). Viable cells were determined after 24, 48 and 72 hours based on trypane blue exclusion test. Western blot analysis was performed after 1, 6, 12 and 24 h. All experiments were performed at least in triplicates.

Results:

Rituximab in combination with idelalisib showed differential effects in ABC and GCB cell lines. In ABC cell lines the combination was not superior to single substances after 48 h (OCI-LY10: R: 70%, ID: 83%, R+ID: 76%; U2932: R: 63%, ID: 88%, R+ID: 58%) whereas after 72 h additive effects were observed (OCI-LY10: R: 78%, ID: 77%, R+ID: 57%; U2932: R: 58%, ID: 87%, R+ID: 47%). In GCB cell lines, rituximab and idelalisib again were partially antagonistic and did not increase the effect of single drugs (48 h: ULA: R: 79%, ID: 76%, R+ID: 76%; 72 h: SU-DHL-5: R: 87%, ID: 69%, R+ID: 64%).

Combination treatment with GA101 and idelalisib was more effective in both subtypes. In ABC cell lines cell counts were additively reduced after 72 h (U2932: G: 40%, ID: 47%, G+ID: 33%; HBL-1: G: 83%, ID: 86%, G+ID: 63%). Similar additive effects were detected in GCB cell lines (SU-DHL-5: G: 91%, ID: 69%, G+ID: 52%; ULA: G: 59%, ID: 68%, G+ID: 50%).

As expected, ibrutinib was not effective in GCB cell lines. In ABC cell lines effects of the combination with rituximab or GA101 were comparable to ibrutinib only (OCI-LY10: R: 84%, I: 51%, R+I: 49%; HBL-1: G: 76%, I: 76%, G+I: 77%).

In contrast to published data downregulation of p-AKT was detected after antibody treatment in neither ABC nor GCB cell lines. Idelalisib significantly reduced expression of p-AKT already after 1 h in GCB cell lines (ULA). The combination of idelalisib and GA101 also downregulated potently p-AKT whereas the rituximab combination did not reduce p-AKT expression as pronounced. Similar differences were observed In the ABC cell line U2932.

Conclusion:

The combination of rituximab and idelalisib induced a partially antagonistic effect in GCB cell lines. In contrast, in ABC an additive effect of the combination was observed at all time points. Combination of GA101 and idelalisib was more effective in ABC and GCB lymphoma cell lines potentially due to the more pronounced down regulation of p-AKT. These in vitro data suggest that GA101 may overcome the previously reported antagonism of anti CD20 antibodies and inhibitors of the B-cell receptor pathway. However, the relevance of these data has to be validated in clinical trials.